Tora Technologies Inc.	News Release
2470 St. Rose Parkway, Suite 304, Henderson, Nevada, 89074	Contact Information Phone: 1-866-347-5057
Trading Symbol: TORA Exchange: OTCBB

Tora acquires www.makeup.com

Henderson, Nevada - October 20, 2006 - TORA TECHNOLOGIES INC. (NASD OTCBB: TORA) (“Tora”) is pleased to announce it has completed the acquisition of Makeup Incorporated and all its assets, including the domain name www.makeup.com. As consideration for Makeup Incorporated and the related assets, Tora paid $1.00 to Manhattan Assets Corp. and agreed to and accepted the assignment of $216,107 in debt owed by Manhattan Assets Corp. to Makeup Incorporated.

Also, there has been a change in management and in the board of directors. Robert E. Rook has been appointed as Tora’s new CEO and President and Munjit Johal has been appointed as Tora’s new CFO, Treasurer and Corporate Secretary. Mr. Johal has also been appointed as a new director of Tora with Scott Randall resigning as a director and officer of Tora.

Mr. Rook has been a financial consultant in west Texas and southern California since 1998. Prior to that Mr. Rook was the Executive Vice President and Senior Lender of Norwest Bank in El Paso, Texas from 1980 to 1997. Mr. Rook has a Bachelor‘s degree in Finance from West Texas A & M University.

Mr. Johal has broad experience in accounting, finance and management in the public sector. Mr. Johal has held the office of CFO on several other reporting companies, As the CFO for these companies, Mr. Johal was primarily responsible for overseeing the financial affairs of these entities and ensuring their financial statements were accurate and complete and complied with all applicable reporting requirements. Mr. Johal earned his MBA degree from the University of San Francisco in 1980.

About Tora Technologies Inc.

Tora is a Nevada based corporation with an online makeup business.

This news release may contain, in addition to historical information, forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. Please refer to Tora’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Tora’s forward-looking statements. Tora undertakes no obligation to revise these statements following the date of this news release.

TORA TECHNOLOGIES INC.

Per: “Robert E. Rook”
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Robert E. Rook - President